Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of United States Cellular Corporation dated February 22, 2019 for the registration of senior and subordinated debt securities and to the incorporation by reference therein of our report dated February 22, 2019, with respect to the consolidated financial statements of Los Angeles SMSA Limited Partnership and Subsidiary included in United States Cellular Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida
February 22, 2019